EXHIBIT 10.6

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of the 10th day of August, 2006, by and between WILLBROS USA, INC. (“Willbros”), a Delaware corporation, and Warren L. Williams (“Consultant”), an individual who resides in Houston, Texas.

W I T N E S S E T H:

WHEREAS, Consultant served as Chief Financial Officer and Treasurer of Willbros Group, Inc. (“WGI”) for a number of years and has significant financial and accounting experience and expertise; and

WHEREAS, Consultant has unique knowledge and expertise in financial and accounting matters as they relate to Willbros and its affiliates; and

WHEREAS, Willbros and its affiliates wish to obtain certain financial and accounting advice and assistance from Consultant in connection with the transition of the offices of Chief Financial Officer and Treasurer and Consultant is willing to provide such advice and assistance to Willbros and its affiliates on the terms specified herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1. SERVICES TO BE PERFORMED. The services to be provided by Consultant shall consist of financial and accounting advice and assistance in connection with the transition of the offices of Chief Financial Officer and Treasurer and such other projects as reasonably requested by the President of WGI and the new Chief Financial Officer and Treasurer of WGI (“Services”).

All Services shall be rendered at the request and under the general direction of the new Chief Financial Officer and the President of WGI. Subject to Paragraph 11 below, Willbros will provide Consultant such information about the business activities of Willbros and its affiliates as Consultant may reasonably require in order to carry out the Services.

2. STANDARD OF PERFORMANCE. All Services will be performed by Consultant with a level of skill and care generally exercised by other professional consultants engaged in performing the same or similar services. In performing the Services, Consultant will cooperate fully and completely with the new Chief Financial Officer and Treasurer of WGI and other personnel of Willbros and its affiliates and comply fully with all applicable laws.

3. RELATIONSHIP. The relationship between Willbros and Consultant shall be that of independent contractors and Consultant shall not be or be deemed to be a partner, agent or employee of Willbros or any of its affiliates.

Consultant shall not be eligible to participate in any employee pension, insurance, medical, retirement or other fringe benefit plan of Willbros or any of its affiliates on account of the provision of Services pursuant to this Agreement.

4. TERM. Subject to the provisions for termination hereinafter set forth, this Agreement shall become effective on August 10, 2006 and shall continue until December 31, 2006.

5. AVAILABILITY. Consultant shall be available to perform Services for up to forty (40) hours per week.

6. COMPENSATION. As compensation for providing Services pursuant to the terms of this Agreement, Willbros, at the sole discretion of the President of WGI, shall pay Consultant as follows:

(a) Twenty Nine Thousand One Hundred Sixty Six Dollars ($29,166) for the first thirty (30) days of Service, Twenty Nine Thousand One Hundred Sixty Six Dollars ($29,166) for the next (30) days of Service and One Hundred Seventy Five Thousand Two Dollars ($175,002) upon completing such sixty (60) days of Service, with payment, if any, for such Services to be made promptly after completion of such Services; and

(b) Two Hundred Sixty Two Thousand Five Hundred Dollars ($262,500) upon completion of the initial sixty (60) days of Services under this Agreement (i.e., through October 8, 2006) and commencing Services during the remaining term of this Agreement and Eighty Seven Thousand Five Hundred Dollars ($87,500) upon completion of Services during the remaining term of this Agreement (i.e., through December 31, 2006), with payment, if any, for such Services to be made promptly after the earlier of December 31, 2006 or the termination of this Agreement pursuant to Paragraph 14.

7. EXPENSES AND FACILITIES. Willbros shall reimburse Consultant for all reasonable business expenses paid or incurred by Consultant directly in connection with the performance of the Services. In addition, while this Agreement remains in effect, Willbros shall make available to Consultant without charge appropriate office space, office equipment, secretarial assistance, parking, communications equipment and storage space at Willbros’ offices in Houston, Texas.

8. TAXES. Consultant will pay, be fully responsible for and indemnify Willbros and its affiliates against all taxes attributable to the compensation payable to Consultant hereunder, including, without limitation, income, unemployment, social security and medicare taxes.

9. INSURANCE. While this Agreement remains in effect, Consultant will maintain in force or cause to be maintained in force with respect to any automobile operated by Consultant automobile liability insurance with limits of not less than One Hundred Thousand Dollars ($100,000) for any one person for bodily injury or death, Three Hundred Thousand Dollars ($300,000) for any one accident for bodily injury or death and Fifty Thousand Dollars ($50,000) for property damage. Consultant will provide Willbros evidence of such insurance upon its request. While performing consulting services under this Agreement, Consultant will be an insured person under such accidental death and dismemberment and crisis management insurance policies as Willbros maintains in force with respect to certain of its employees and consultants who are engaged in international business travel. However, Willbros reserves the right to modify or terminate such insurance policies at any time.

10. INDEMNIFICATION. Willbros will indemnify Consultant against any liability resulting from Consultant’s provision of the Services after the effective date of August 10, 2006, provided such liability is not attributable to Consultant’s gross negligence, willful misconduct or failure to comply with the provisions of this Agreement.

11. CONFIDENTIALITY. Except with Willbros’ prior written consent or as otherwise required by law, Consultant will hold in confidence, not disclose to any other person or entity or use for Consultant’s own personal benefit or the benefit of any other person or entity all information regarding Willbros, its affiliates, their respective employees, and the business activities conducted by Willbros or its affiliates which Consultant obtains or becomes aware of during the course of providing the Services, unless such information has become publicly available other than as a result of a breach of this Agreement by Consultant. The requirements of this Paragraph 11 shall survive expiration or termination of this Agreement for a period of two (2) years.

12. NON-COMPETE. While this Agreement remains in force, Consultant will not compete with Willbros or its affiliates, or provide advice or assistance to any enterprise or entity which is engaged or intends to engage in competition with Willbros or its affiliates.

13. SOLICITATION OF EMPLOYEES. During the term of this Agreement, Consultant will not seek to employ or assist any other enterprise or entity with an effort to employ any employee of Willbros or its affiliates.

14. TERMINATION. Either party may terminate this Agreement for cause with immediate effect if the other of them fails to comply with its obligations under this Agreement and does not cure such failure within ten (10) days after written notice of such failure has been provided.

Consultant shall have the right at his option to terminate this Agreement by giving fifteen (15) days’ written notice thereof to Willbros.

In the event of termination under this Paragraph 14, Willbros shall pay Consultant the compensation, if any, due under Paragraph 6 and the amounts, if any, for which Consultant is entitled to reimbursement under Paragraph 7 through the date of termination.

15. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be effective upon delivery to the party at the party’s address or email address stated herein. Either party may change such party’s addresses stated herein by giving notice of the change in accordance with this Paragraph 15.

If to Willbros:	Willbros USA, Inc.
Suite 1000
4400 Post Oak Parkway
Houston, Texas
	Facsimile:	(713) 403-8066
	Attention:	Dennis G. Berryhill
Vice President and Secretary

If to Consultant:	Warren L. Williams
7111 Tera Vita Hills
Houston, Texas 77069
Email: wwilliams36@houston.rr.com

16. ASSIGNMENT. All rights and obligations herein contained shall inure to the benefit of and be binding upon Willbros, Consultant, their successors and their permitted assigns. Consultant shall not assign any rights or obligations under this Agreement without the prior written consent of Willbros.

17. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, United States of America, excluding any conflict of law or other provision referencing the laws of another jurisdiction.

18. ENTIRE AGREEMENT AND WAIVER. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any other understanding entered into by or on account of the parties with respect to the subject matter hereof to the extent inconsistent herewith. This Agreement may not be changed, modified or amended except in writing signed by the parties hereto. The failure of either party to exercise any rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CONSULTANT	WILLBROS

Willbros USA, Inc.

/s/ Warren L. Williams	By:	/s/ Dennis G. Berryhill
Warren L. Williams		Dennis G. Berryhill
Vice President and Secretary

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